Exhibit 99.6

AMENDED CHARTER

VNG CORPORATION

HO CHI MINH CITY, June 24th 2022

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I.	DEFINITION

Article 1. Definition

1.1	In this Charter, the following terms shall be construed as follows:

a.	“Affiliates” means, in relation to any party, any Subsidiary or Parent Entity of that party and any Subsidiary of any such Parent Entity, in each case from time to time;

b.	“Auditing Firm” means a firm of independent public accountants, which shall be any of Deloitte Touche Tohmatsu, PricewaterhouseCoopers, KPMG, and Ernst & Young;

c.	“Business Day” means days in week from Monday to Friday other than public holidays, compensatory leave in accordance with the provision of Vietnam State;

d.	“Charter” or “Amended Charter” means this document including all attached appendices and documents amending, supplementing this document from time to time;

e.	“Charter Capital” means the amount of capital that is contributed or committed to contribute within a definite period by members or Shareholders of the Company and stated in Article 5 of this Charter;

f.	“Date of Establishment” means the date on which the Company was issued with the initial Enterprise Registration Certificate;

g.	“Dong” means the lawful currency of the Socialist Republic of Vietnam;

h.	“Duration of Operation” means the duration of operation of the Company stated in Article 2 of this Charter;

i.

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

j.	“Financial Statements” means the audited financial accounts or the unaudited financial accounts if the audited financial accounts have not been released or does not exists for the relevant period;

k.	“Fiscal Year” means, with respect to any entity, the fiscal year of such entity, commencing on 1 January and ending on 31 December of the same calendar year;

l.	“GAAP” unless specified otherwise, means generally accepted accounting principles applicable in Vietnam consistently applied;

m.	“Law on Enterprises” means the Law on Enterprise No.59/2020/QH14 passed by the National Assembly on 17 June 2020 and taking effect on l January 2021, as amended or replaced from time to time;

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n.	“Law on Securities” means the Law on Securities No. 54/2019/QH14 passed by the National Assembly on 26 November 2019 and taking effect on l January 2021, as amended or replaced from time to time;

o.

“Managers of an Enterprise” means a manager of the Company, comprising the Chairman of the Board of Directors, member of the Board of Directors, the Chief Executive Officer and other managerial position, who is authorized to enter into transactions of the Company in the name of the Company as stipulated in the Charter of the Company;

p.	“Related Party Transaction” means any transaction entered into between Company and any of the following persons:

i.	A member of the Board of Directors;

ii.	The Chief Executive Officer, Vice President(s) and the Chief Accountant of the Company;

iii.	A member of the Inspection Committee of the Company;

iv.	A Shareholder, authorised representative of Shareholders, holding more than ten (10) per cent of the total Shares of the Company; or their Related Persons;

v.

The Enterprise have: (i) the members of the Board of Directors, the members of Inspection Committee, the Chief Executive Officer and other Managers of an Enterprise of the Company holding capital contribution or Shares; (ii) their Related Persons jointly owning or separately owning Shares or contributed capital of more than ten (10) per cent of Charter Capital; and

vi.	Any Related Person of any of the persons covered by i to iii;
q.	“Related Person” means any individual or organization stipulated in Article 4.23 of the Law on Enterprises and in Article 4.46 of the Law on Securites, including:

i.	Item 23, Article 4, Law on Enterprises: Related Persons means organizations and individuals that have direct or indirect relationships with an enterprise in the following cases:

i1.	Parent company, its Managers and the legal representative of parent company and other persons who are competent to appoint Managers of parent company;

i2.	Subsidiary company, and any Manager and the legal representative of the Subsidiary company;

i3.	Persons or group of persons who are capable of dominating the decision-making process or operations of an enterprise through management bodies in that enterprise;

i4.	Enterprise Managers, the legal representative, and inspectors;

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i5.

Wife, husband, father, adoptive father, mother, adoptive mother, children, adopted children, sibling, brother- in- law or sister-in-law of an enterprise manager or a member or Shareholder holding dominant capital share or Shares;

i6.	Individuals who are authorized representatives of those specified at paragraphs i1, i2, i3, i4 and i5 of this Clause;

i7.

An enterprise in which the persons as stipulated in paragraphs i1, i2, i3, i4, i5, i6 and i8 of this Clause holding Shares to the level that they can control the decision-making process of the management bodies of such enterprise;

i8.	Any group of persons who agree to co-ordinate to take over Shares of capital contribution, Shares or interests in the Company or control the decision-making process of the Company;

ii.	Item 46, Article 4, Law on Securites: Related Person means an individual or organization with interactive relations in the following circumstances:

ii1.	An enterprise and its insiders;

ii2.	An enterprise and any organization or individual owing more than ten (10) per cent of the number of voting shares or capital contribution of such enterprise;

ii3.

An organization or individual who in a relationship with another organization or individual directly or indirectly controls or is jointly controlled by such other organization or individual, or is subject to the same control with such other organization or individual;

ii4.	An individual and his/her biological parents, adoptive parents, parents-in-law, spouse, offspring, adopted children, daughter-in-law, son-in-law, siblings, brother-in-law or sister-in-law;

ii5.	A parent company and its subsidiaries; and

ii6.	A contractual relationship in which one person is the representative of the other;

r.	“Shareholders” means the owners or Shareholder(s) of the Company and any other owners of Shares of the Company from time to time;

s.	“Shares” means ordinary Shares of the Company;

t.	“Subsidiary” means any company which is currently or subsequently owned or controlled directly or indirectly by the Company;

u.	“USD” means the lawful currency of the United States of America; and

v.	“Vietnam” means the Socialist Republic of Vietnam.

1.2	In this Charter, any reference to one or more other provisions or documents includes their respective amendments or replacements.

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1.3	Headings (chapters and Articles of this Charter) are used for convenience only and shall not affect the contents of this Charter.

1.4	Words or terms defined in the Law on Enterprises and Law on Securities (if they do not contradict to the subject or context herein) will have the same meanings in this Charter.

II.	NAME, FORM, HEAD OFFICE, BRANCH, REPRESENTATIVE OFFICE AND DURATION OF OPERATION OF THE COMPANY

Article 2. Name, form, head office, branch, representative office and Duration of Operation of the Company

2.1	Name of the Company:

—	Name in Vietnamese:	CÔNG TY CÔ PHÂN VNG
—	Name in English:	VNG CORPORATION
—	Transaction name:	VNG
—	Abbreviated name:	VNG

2.2	The Company is a shareholding company, having legal entity status in compliance with applicable laws of Vietnam.

2.3	Registered head office of the Company is:

—	Address: Lot Z06 Street No.13, Ward Tan Thuan Dong, District 7, Ho Chi Minh City, Vietnam
—	Telephone: (08) 39 623 888
—	Fax: (08) 39624666
—	Website: www.vng.com.vn

2.4	Legal Representative of the Company:

2.4.1	At the approval of this Charter: The Company has one representative—The Chief Executive Officer:

Full name	:	Le Hong Minh
Date of birth	:	27/09/1977
Ethic group	:	Kinh
Nationality	:	Vietnam
ID card	:	No. 001077042093 dated 16 November, 2021

2.4.2

The Company might have more than one legal representative as appointed by the Board of Directors, in which case, each representative shall have respective power and duties as decided by the Board of Directors.

2.5

The Company may establish branches, representative offices, and business offices in order to carry out the objectives of the Company in accordance with the decisions of the Board of Directors or the Chief Executive Officer to the extent permitted by laws.

2.6	The Duration of Operation of the Company shall be indefinite from the Date of Establishment, except for termination of operation in accordance with Article 47 of this Charter.

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III.	OBJECTIVES, SCOPE OF BUSINESS AND OPERATION OF THE COMPANY

Article 3. Objectives of the Company

3.1

Objectives: The Company is established for the purpose of raising and effectively using capital in the business for profit; creating stable work and employment for employees; increasing dividends of Shareholders; contribution to the State budget and development of the Company.

3.2	Lines of business:

No.	Lines of business	VSIC Code
1.	Computer consultancy and system administration (CPC 849)	6202

2.	Real estate activities with owned or leased property Details: Real estate business. (Except for the construction of cemetery infrastructure to transfer land use rights associated with infrastructure)	6810

3.	Data processing, hosting and related activities Details: services for accessing data and information on the network, services for processing data and information on the network. Database building, database storage, database usage. (CPC 843) (Enterprises may not provide “online information and data processing services including transaction processing (with CPC code 843**) and data and message transmission services (with CPC code 7523**)) (Except for activities related to security, press activities and news gathering in any form)	6311

4.	Other telecommunications activities Details: • Internet services provider agent. • Providing Internet accessing service (ISP) • Providing service of internet applied in post and telecommunication (OSP Post, OSP telecommunication) (except: resell telecommunications infrastructure, network supply) (IAS internet access service, without network infrastructure) (Except for activities related to security, press activities and news gathering in any form)	6190

5.	Advertising Details: Commercial advertising (CPC 871) (Foreign-invested economic organizations are not allowed to advertise tobacco and alcohol; they are not allowed to carry out printing and publishing activities)	7310

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6.

Other amusement and recreation activities n.e.c

Detail:

- Games;

- Online game services

(except for the business of award-winning video games for foreigners and the online prize-winning video games)

(CPC 964)

		9329 (Main)

7.	Other information services n.e.c: Details: Telephone information services (messaging service, PCS service—Personal Communication Service) (Other telecommunications services without network infrastructure) (Except for activities related to security, press activities and news gathering in any form)	6399

8.	Agency, intermediary, auction (CPC 621) Details: commission agent buying and selling phone cards, internet cards, game cards. (CPC 621) (Except for products that foreign investors and foreign-invested economic organizations are not allowed to export, import, distribute according to the provisions of law)	4610

9.	Computer programming Details: Software production, consulting and supplying software (CPC 849) (Except for products that foreign investors and foreign-invested economic organizations are not allowed to export, import, distribute according to the provisions of law)	6201

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10.

Foreign invested company is responsible for conducting investment procedures in accordance with the Investment Law and relevant laws. The company must comply with the laws on land, construction, firefighting and prevention, environment protection, other applicable laws and business conditions in respect of conditional business activities.

Regarding business activities conducted after the date the foreign investors contribute capital, purchase shares or capital contribution and the Investment Registration Certificate is required under the Investment Law, the economic organization that receives the capital contribution, or whose shares or capital contribution are purchased by the foreign investors is responsible to liaise with the investment registrar to conduct the required procedures.

Regarding business activities that have CPC codes, the economic organization is responsible for implementing the business activities within the description of such CPC codes provided under Vietnam’s commitment schedule when joining WTO (attached with an explanation of the services listed in the United Nations’ Central Product Classification System). In respect of real estate business, the foreign invested economic organization must conduct such business in accordance with Law on Real Estate Business 2014 and conduct all statutory investment procedures.

A foreign invested economic organization is not allowed to provide: “online information and data processing services including transaction processing (with CPC code 843**) and data and message transmission services (with CPC code 7523**).

The company must comply with Decree 72/2013/ND-CP dated 15 July 2013 of the Government on management, provision and usage of internet and information portal; Circular 14/2010/TT-BTTTT dated 29 June 2010 of the Ministry of Information and Communication guiding certain provisions of Decree 97/2008/ND-CP dated 28 August 2008 of the Government; and Circular 09/2014/TT-BTTTT dated 19 August 2014 of the Ministry of Information and Communication guiding on management, provision and usage of information on information portal and social network.

Regarding game cards trading agency activities: the company is not allowed to do business with recorded items in any forms.

Exportation, importation and distribution activities must comply with Article 7 of Decree 09/2018/ND-CP dated 15 January 2018 of the Government providing detailed guidance on Commercial Law and Foreign Trade Management Law relating to goods trading and activities directly relate to goods trading of foreign investors, foreign invested economic organizations in Vietnam.

In respect of cases subject to Business license for goods trading and activities directly relate to goods trading provided by Decree 09/2018/ND-CP dated 15 January 2018 of the Government providing detailed guidance on Commercial Law and Foreign Trade Management Law relating to goods trading and activities directly relate to goods trading of foreign investors, foreign invested economic organizations in Vietnam, the economic organization that carries out the project is responsible for liaising with the Department of Industry and Trade to conduct procedures of obtaining the Business license or Retails establishment permits (if any) as required before conducting such business activities (except for cases that is not subject to Business license under clause 6, clause 50 of Decree 09/2018/ND-CP).

Foreign invested economic organizations in Vietnam must comply with and satisfy all conditions provided by the Commercial Law, Decree 09/2018/ND-CP dated 15 January 2018 of the Government providing detailed guidance on Commercial Law and Foreign Trade Management Law relating to goods trading and activities directly relate to goods trading of foreign investors, foreign invested economic organizations in Vietnam and other relevant laws.

No equivalent code

3.3	Lines of business of the Company might be changed, amended from time to time, however, this will not be necessary to change this Charter.

Article 4. Scope of business and operations

The Company may carry out business activities onshore and offshore as in compliance with laws and this Charter.

IV. CHARTER CAPITAL, SHARES AND FOUNDING SHAREHOLDERS

Article 5. Charter Capital, Shares and Founding Shareholders

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5.1

The Company’s Charter Capital is VND358,442,620,000 (in words: three hundred and fifty eight billion four hundred forty-two million six hundred and twenty thousand Dong). The face value per share is 10,000 (ten thousand) Dong. The total number of Shares is 35,844,262 shares.

5.2	The Company may change its Charter Capital upon approval of the General Meeting of Shareholders and in accordance with laws.

5.3	Names, addresses, number of Shares owned and other details of founding Shareholders are stated in the Appendix hereto. This Appendix is a part of this Charter.

5.4

Ordinary Shares shall be firstly offered to existing Shareholders in proportion to their percentage of ownership of ordinary Shares in the Company, unless otherwise decided by the General Meeting of Shareholders. If the Shares intended to be issued are not fully subscribed by Shareholders, the remaining Shares shall be managed by the Board of Directors. The Board of Directors may distribute these Shares to Shareholders of the Company or to other persons in a manner that the Board of Directors deem appropriate provided that the conditions offered to such persons are not better than those offered to Shareholders, unless it is otherwise approved by the General Meeting of Shareholders.

5.5	The Company may buy back its Shares in a manner stipulated as per this Charter and applicable laws.

5.6	The Company may issue other types of securities upon approval of the General Meeting of Shareholders and in accordance with laws.

5.7

Foreign ownership limit. All (i) shares or other equity interests in the Company, (ii) securities convertible into or exchangeable for shares, voting securities or other equity interests in the Company, and (iii) options, warrants or other rights to acquire the securities described in clauses (i) and (ii), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, Equity Securities) shall be subject to the following limitations:

(a)

In no event shall the total number of shares of Equity Securities held by all persons who do not have Vietnamese nationality be more than forty nine (49) percent (or such other maximum percentage as permitted by the Vietnamese law) (FOL) of the Charter Capital of the Company;

(b)

The Company at its discretion shall reject to conduct any corporate registration or statutory licensing procedure to effect any transfer of shares or Equity Securities or other transactions which may result in the foreign ownership ratio in the Company exceeding the FOL.

Article 6. Share Certificates, Register book of Shareholders, and other securities certificates

6.1	A certificate issued by the Company or book entries evidencing the ownership of one or more Shares of the Company shall be called a Share Certificate.

6.2	The Shareholders of the Company shall be issued with Share Certificates corresponding to the number of Shares and class of Shares owned.

Share Certificates must have information required by Law on Enterprises.

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6.3

Within seven (07) days from the date of submission of a complete application for transfer of share ownership as stipulated by the Company or within five (05) Business Days from the date of full payment of the subscription price as stipulated in the share issue plan of the Company and once the Company has received the approval of the competent bodies, the owner of Shares shall be issued with a Share Certificate. The owner of Shares is not required to pay the Company any expenses for printing the Share Certificate.

6.4

Where a Share Certificate is damaged, erased, lost, stolen or destroyed, the owner of such Share Certificate may request issuance of a new Share Certificate provided that such owner must provide evidence of ownership of Shares and pay any related expenses to the Company.

6.5

The Company shall establish and maintain a Register book of Shareholders from the date of issuance of the Enterprise Registration Certificate. A Register book of Shareholders may be in the form of a document or an electronic file, or both.

6.6	A Register book of Shareholder must contain the main contents and shall be retained in accordance with the laws.

6.7

Bond certificates or other securities certificates of the Company (excluding offer letters, temporary certificates and similar documents) shall be issued with the seal and sample signature of the legal representative of the Company.

Article 7. Offer and Assignment of Shares

7.1	All Shares shall be freely assigned unless otherwise stipulated by this Charter and law.

7.2

Shares issued to the Sharesholders by the Company which have not been paid up shall not be assignable and shall not be entitled to related benefits such as right to receive dividends, right to receive Shares issued to increase shareholding capital from equity or right to subscribe new Shares.

7.3

The Board of Directors shall determine the price at which Shares shall be offered for sale by the Company. The price at which Shares shall be offered must not be lower than the market price at the time of offering or the most recent value, except in the following cases:

(a)	Initial Offering of Shares to non-founding Shareholders upon the Company’s incorporation;

(b)	Shares offered to all Shareholders in proportion to their respective shareholding in the Company;

(c)

Shares offered to brokers or underwriters. In this case, the amount of discount or specific discount rate must be approved by the Shareholders representing at least sixty-five (65) per cent of the total number of Shares with voting rights;

(d)	Shares offered to the Employees; and

(e)	Other cases as decided by the General Meeting of Shareholders.

7.4

Shares shall be deemed to have been issued by the Company when they have been paid up and the information of the purchaser has been properly recorded in the Register book of Shareholders; from such point of time, the purchaser of Shares shall become a Shareholder of the Company.

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7.5

Where only a part of Shares in a bearer Share Certificate are assigned, such Share Certificate shall be cancelled and the Company shall issue a new Share Certificate recording remaining number of Shares.

7.6	The conditions, methods and procedures for public offering of Shares by the Company shall comply with the legislation on securities.

Article 8. Buy–back of Shares as demanded by Shareholders

8.1.

A Shareholder voting against the re-organization of the Company or against a change to the rights and obligations of Shareholders stipulated in this Charter of the Company may require the Company to redeem its Shares.

8.2.

Such demand must be made in writing and specified with the name and address of the Shareholder, the number of Shares of each class, the intended selling price, and the reason for requiring redemption by the Company. Such demand must be sent to the Company within ten (10) days from the date on which the General Meeting of Shareholders passed a resolution on a matter referred to in this Article.

8.3.

The Company must buy back from the Shareholder, at his/her request as provided for in Clause 1 of this Article, his/her Shares at the market price or such other price as may be determined by the Company at its sole discretion within ninety (90) days from the date of receipt of the demand.

Article 9. Buy-back of Shares as a result of Company’s decisions

The Company shall be entitled to buy back no more than thirty (30) per cent of total number of its issued ordinary Shares, a portion or all of its issued Shares of other classes in accordance with the following provisions:

9.1.

The Board of Directors shall have right to decide on a buy-back of no more than 10 per cent of total number of Shares of each class already issued for every 12 months. In other cases, the buy-back of Shares shall be decided by the General Meeting of Shareholders.

9.2.

Subject to the conditions of Article 9.1, to the extent permitted by applicable laws, the Company shall have full authority to buy back the total number of Shares owned by a Shareholder who is or who used to be an employee of the Company, who violates the non–competition undertakings to the Company in accordance with the Company’s policy from time to time.

9.3.	The Board of Directors shall decide the price for redemption of Shares.

9.4.

Subject to the conditions of Article 9.1, the Company may buy back a number of Shares from every Shareholder corresponding to his/her equity proportion in the Company. The resolution to redeem Shares of the Company shall be notified by a method which ensures that the notice shall reach all Shareholders within thirty (30) days from the date on which such resolution is passed.

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(a)

The notice shall include the name and address of the Company, total number of ordinary Shares to be redeemed, price for redemption or principle for determination of the price for redemption, procedures and timeline for payment, and procedures and deadline for Shareholders to offer to sell their Shares to the Company;

(b)

Shareholders who agree to resell their Shares must send their offers via registered courier to the Company within the deadline set forth in the notice by the Company. The Company may decide, at its sole discretion, the redemption of Shares offered after such deadline.

Article 10. Payment conditions and handling of buy-back Shares

10.1

The Company may make payment for the buy-back Shares to Shareholders in accordance with the provisions of Article 8 and Article 9 of this Charter where immediately subsequent to such payment the Company shall still be able to pay off all due debts and other property liabilities.

10.2

All shares that are bought back in accordance with the provision of Article 8 and Article 9 of this Charter shall be considered unsold shares. The Company must register reduction of its charter capital corresponding to the total par value of shares redeemed by the Company within ten (10) days from the date of completion of payment for the buy-back.

10.3	Share Certificates certifying the ownership of redeemed Shares must be cancelled immediately after the respective redemption price is paid.

Article 11. Payment of Dividends

11.1

The Company may only pay dividends to Shareholders when the Company has made profit, or at other times upon the decision of the General Meeting of Shareholders, after fulfilling its tax and other financial obligations in accordance with the provisions of laws; making reserves and making up the losses carried forward in accordance with regulations of laws and this Charter of the Company; and immediately after full payment of dividends, the Company must still be able to fully pay all due debts and other property liabilities.

11.2	Dividends may be paid in cash, by Shares of the Company or other assets. In case of payment in cash, the payment must be made in Vietnam Dong.

11.3

Dividends may be paid by bank transfer when the Company has all information of Shareholder’s banks, enabling the Company to make direct transfer to the Shareholder’s bank account. If the Company has transferred the money according to the bank information provided by Shareholders, it shall not be responsible for any losses incurred from that transfer.

11.4

The Board of Directors must make a list of Shareholders to be paid dividends and determine the rate of dividend paid for each share and the timeline and method of payment no later than thirty (30) days prior to the date on which payment of dividends is to be made. The notice of dividends payment must be sent via registered mail to registered addresses of all Shareholders not later than fifteen (15) days prior to the day of such payment.

11.5	Where Shares are transferred at a time during the completion of the Shareholders list and the dividends payment, the transferor shall receive dividends by the Company.

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Article 12. Revocation of Shares, recovery of payment for redeemed Shares or dividends

12.1.

Where a Shareholder fails to pay in full and on time the amount payable to purchase Shares, which are issued by the Company, the Board of Directors shall provide a notice and has the right to request such Shareholder to pay the unpaid amount together with interest on such amount and expenses arising from failure to pay in full to the Company.

12.2.

The above-mentioned payment notice must specify the new deadline for payment (at least seven (07) days from the date of sending the notice) and place for payment, and the notice must clearly state that the number of Shares which have not yet been paid for in full shall be revoked in the case of failure to make payment properly as requested.

12.3.	The Board of Directors has the right to revoke Shares which have not yet been paid for in full and on time in a case where the requirements in the above-mentioned notice are not satisfied.

12.4.

Revoked Shares shall be treated as offerable Shares. The Board of Directors may directly or indirectly through an authorized representative sell or re-issue such Shares to the persons who owned the revoked Shares or to other entities on conditions and in the manners the Board of Directors considers appropriate.

12.5.

Shareholders holding revoked Shares must forfeit their right as Shareholders with respect to such Shares from the date of revocation to the date of payment as decided by the Board of Directors. The Board of Directors has full powers to decide the enforcement of payment of the total value of Shares at the time of revocation.

12.6.

A revocation notice shall be sent to the holders of Shares to be revoked prior to the time of revocation. The revocation shall remain valid even if there is any error or negligence during the course of sending the notice.

12.7.	The recovery of payments for redeemed Shares or dividends shall occur in the following two circumstances:

(a)	Where a payment for redeemed Shares is made in contravention of Article 10; or

(b)	Dividends are paid in contravention of Article 11.

In such case, all Shareholders shall surrender to the Company the monies or other assets received. Where a Shareholder fails to do so, that Shareholder and all members of the Board of Directors shall be jointly liable for the debts of the Company within the amounts or assets already paid to Shareholders but have not surrendered.

V.	ORGANIZATIONAL STRUCTURE OF MANAGEMENT

Article 13. Organizational structure of management

The organizational structure of management comprises:

(a)	General Meeting of Shareholders;

(b)	Board of Directors;

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(c)	Chief Executive Officer;

(d)	Inspection Committee.

VI.	SHAREHOLDERS AND GENERAL MEETING OF SHAREHOLDERS

Article 14. Rights of Shareholders

14.1.

Shareholders are the owners of the Company and have the rights and obligations corresponding to the number and class of Shares owned by them. The Shareholders shall only be liable for the debts and other financial obligations of the Company to the extent of the amount of capital they have contributed to the Company.

14.2.	Subject to the other Articles of this Charter, ordinary Shareholders shall have the following rights:

(a)

To participate,speak and exercise the right to vote directly at the General Meeting of Shareholders or through an authorized representative(s); or at online General Meeting of Shareholders and exercise the electronic voting right in accordance with regulations of the Company;

(b)	To receive dividends at the rate as decided by the General Meeting of Shareholders;

(c)	To freely transfer their Shares in accordance with this Charter and applicable laws;

(d)	To be given priority in buying newly issued Shares or other convertible securities in proportion to the amount of ordinary Shares held by each Shareholder in the Company;

(e)

To review, search or make an extract of his/her own information in the list of Shareholders who are qualified to attend the General Meeting of Shareholders and request correction of inaccurate information;

(f)	To review, search and make an extract or copy of the Company’s Charter, the minutes of the General Meeting of Shareholders and resolutions of the General Meeting of Shareholders;

(g)

Where the Company is dissolved or goes bankrupt, to receive part of the remaining property in proportion to the Shares contributed to the Company after the Company has made payment to its creditors and the Shareholders holding redemable preference Shares of the Company, if any, in accordance with laws;

(h)	To request the Company to buy back Shares in the cases stipulated in the Law on Enterprises and this Charter; and

(i)	Other rights stipulated in this Charter, in accordance with the resolutions of the General Meeting of Shareholders and by laws.

14.3.	A Shareholder or a group of Shareholders holding five (5) per cent or more of the total ordinary Shares shall have the following rights:

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(a)

To sight, consult and make an extract of the book of minutes and resolutions or decisions of the Board of Directors, mid-year and annual financial statements, reports of the Inspection Committee, and contracts and transactions which must be passed by the Board of Directors and other data except for data relating to commercial secrets or business secrets of the Company;

(b)	To request the convening of a General Meeting of Shareholders in accordance with Articles 115.3 of the Law on Enterprises;

(c)

To request the Inspection Committee to inspect each specific issue related to the management and operation of the Company where it is considered necessary. The request must be made in writing and contain the information required by laws;

(d)	Other rights stipulated in accordance with the Law on Enterprises and this Charter.

14.4.

A shareholder or group of Shareholders holding ten (10%) percent or more of the total ordinary Shares has the right to nominate candidates for the Board of Directors or the Inspection Committee. The nomination of candidates to the Board of Directors and the Inspection Committee shall be carried out in accordance with Article 115.5 of the Law on Enterprises.

Article 15. Obligations of Shareholders

A Shareholder shall have the following obligations:

15.1.	To observe this Charter and the regulations of the Company, resolutions of the General Meeting of Shareholders, the Board of Directors.

15.2.	To pay in full for the Shares subscribed for within the timeline permitted by law or as per commitment in writing.

15.3.	To provide the correct address when subscribing for Shares.

15.4.	To bear personal liability when committing in the name of the Company in any form the following acts:

(a)	Violating law;

(b)	Conducting business and other transactions for self-seeking purposes or interests of other organizations or individuals; and

(c)	Paying undue debts when the Company is facing possible financial risks.

Article 16. General Meeting of Shareholders

16.1.

All Shareholders with voting rights shall make up the General Meeting of Shareholders that acts as the highest decision-making body of the Company. The annual meeting shall be called the annual General Meeting of Shareholders and other meetings shall be called the extraordinary meetings. The annual General Meeting of Shareholders shall be organized once every year. The General Meeting of Shareholders must hold an annual meeting within four (04) months from the end of a Fiscal Year. In case the annual General Meeting of Shareholders cannot be held within such timeline, the Board of Directors may extend the time-limit for holding an annual meeting of the General Meeting of Shareholders, but no later than six (06) months from the end of the Fiscal Year. The General Meeting of Shareholders shall not be held by the way of collection of written opinions.

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16.2.

The Board of Directors shall convene the annual General Meeting of Shareholders and shall choose an appropriate place in the territory of Vietnam. The Board of Directors has the right to decide to hold the online General Meeting in accordance with the Regulation for Online General Meeting of Shareholders approved by the General Meeting of Shareholders Resolution No. 01/2021/NQ-DHDCD dated 22 July 2021.

16.3.	The Board of Directors must convene an extraordinary meeting of the General Meeting of Shareholders in the following cases:

(a)	The Board of Directors considers that it is necessary for the benefits of the Company;

(b)	The annual balance sheet or the audit report of a Fiscal Year reflects the loss of half of the equity in comparison with the amount at the beginning of the same period;

(c)	The number of remaining members of the Board of Directors, Inspection Committee is less than the number of members required by law or less than half of the number of members required by this Charter;

(d)

A Shareholder or a group of Shareholders stipulated in Article 14.3 of this Charter requests in writing to convene the General Meeting of Shareholders. Such request must contain the information required by laws;

(e)

The Inspection Committee requests to convene a meeting if the Inspection Committee has a reason to believe that a member of the Board of Directors or a Manager of an Enterprise has committed a material breach of their obligations stipulated in Article 165 of the Law on Enterprises or that the Board of Directors acts or intends to act outside the scope of its powers; and

(f)	Other cases as stipulated by laws and the Charter.

16.4.	Convening of an extraordinary meeting of the General Meeting of Shareholders:

(a)	The Board of Directors must convene a meeting of the General Meeting of Shareholders within thirty (30) days in any of the cases stipulated in Article 16.3(c), (d) and (e);

(b)

Where the Board of Directors fails to convene a meeting of the General Meeting of Shareholders in accordance with Article 16.4(a), then within next thirty (30) days, the Inspection Committee must, in place of the Board of Directors, convene a meeting of the General Meeting of Shareholders in accordance with Clause 3 of Article 140 of the Law on Enterprises;

(c)

Where the Inspection Committee fails to convene a meeting of the General Meeting of Shareholders in accordance with Article 16.4(b), then within the next thirty (30) days the requesting Shareholder or group of Shareholders as stipulated in Article 16.3(d) has the right to convene, in place of the Board of Directors and the Inspection Committee, a meeting of the General Meeting of Shareholders in accordance with Clause 4 of Article 140 of the Law on Enterprises; and

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In

this case, the Shareholder or group of Shareholders convening the General Meeting of Shareholders has the right to request the business registration body to supervise the sequence and procedures for convening and conduct of a meeting and making decisions by the General Meeting of Shareholders. All expenses for convening and conduct of a meeting of the General Meeting of Shareholders shall be reimbursed by the Company.

Article 17. Rights and duties of the General Meeting of Shareholders

17.1	The General Meeting of Shareholders has the following rights:

(a)	To approve the development strategy of the Company;

(b)	To decide the classes of Shares and total number of Shares of each class to be offered; discount rate or discount price of Shares offered to brokers or guarantors;

(c)	To elect, remove or discharge members of the Board of Directors and members of the Inspection Committee;

(d)

To make investment decisions or decisions on sale of assets of the Company or its branches or on purchase transactions valued at 50% per cent or more of the total value of assets of the Company and its branches recorded in the most recent audited Financial Statement of the Company;

(e)	To make decisions on amendments to the Charter of the Company;

(f)	To approve annual Financial Statements;

(g)	To decide redemption of more than ten (10) per cent of the total number of Shares of each class already sold;

(h)	To consider and deal with breaches by the Board of Directors, the Inspection Committee which caused damage to the Company and its Shareholders;

(i)	To decide re-organization or dissolution of the Company;

(j)	To approve report of the Board of Directors on the evaluation of the business management in the Company;

(k)	To approve report of the Inspection Committee regarding corporate governance by the Board of Directors, the Chief Executive Officer;

(l)	To approve the number of members of the Board of Directors and the Inspection Committee;

(m)	To appoint an auditing company;

(n)	To approve total remuneration of the members of the Board of Directors and the Inspection Committee;

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(o)	To approve report of the Board of Directors appointing the Chief Executive Officer; to approve the Chief Executive Officer concurrently acting as the Chairman of the Board of Directors;

(p)

To approve the Company or any branch of the Company enters into a contract with any person stipulated in Article 167 of the Law on Enterprises with a value of 35% per cent or more of the total value of assets of the Company and its branch recorded in the most recent audited Financial Statements;

(q)	To approve the transaction as provided under Clause 4, Article 293 of Decree No. 155/2020/ND-CP dated 31 December 2020 implementing the Law on Securities;

(r)	To approve internal regulations on corporate governance, operating regulations of the Board of Directors, operating regulations of the Inspection Committee;

(s)	To decide the rate of annual dividend for each class of Shares;

(t)	To approve the change in the Company’s business lines;

(u)	To approve the change in the internal management structure of the Company; and

(v)	To approve other matters as stipulated in this Charter and other regulations of the Company.

17.2	A Shareholder shall not be entitled to vote in the following cases:

(a)	Approval of contracts stipulated in Article 17.1 (d), (q) of this Charter when such Shareholder or a Related Person of such Shareholder is a party to such contract; and

(b)	Redemption of Shares held by such Shareholder or a Related Person of such Shareholder except where such redemption is made in proportion of ownership of all Shareholders.

Article 18. Authorized representatives

18.1

Shareholders entitled to attend the General Meeting of Shareholders in accordance with laws may authorize their representative(s) to attend. In the event more than one representative is appointed, then the number of Shares and the number of votes authorized to each representative must be specified.

18.2

The authorization to a representative to attend the General Meeting of Shareholders must be made in writing on the standard form as provided by the Company. The person authorized to attend the General Meeting of Shareholders must submit the written authorization before entering the meeting room.

18.3

The voting slip of the person authorized to attend the meeting within the scope of authorization shall be invalid when the Company receives a written notice at least forty eight (48) hours prior to the time of opening of the General Shareholders Meeting in the following cases:

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(a)	The principal dies, or his capacity for civil acts is lost or is restricted;

(b)	The principal has rescinded the appointment of authorization;

(c)	The principal has rescinded the authority of the person carrying out the authorization.

18.4

The authorization still remain effective if the Company receives a written notice relating to any one of these cases in Article 18.3 within less than 48 hours prior to the time of opening of the General Meeting of Shareholders.

Article 19. Convening of the General Meeting of Shareholders, agenda and notice of meeting of General Meeting of Shareholders

19.1	The General Meeting of Shareholders shall be convened in accordance with Articles 16.2, 16.3 and 16.4 of this Charter.

19.2	The convenor of the General Meeting of Shareholders must carry out the following duties:

(a)

Make a list of Shareholders entitled to participate in the meeting and to vote no earlier than (05) days on which the notice of invitation to the meeting of the General Meeting of Shareholders is sent. The Company shall disclose information about the preparation of the list of Shareholders entitled to participate in the meeting of the General Meeting of Shareholders at least twenty (20) days prior to the last registration date;

(b)	Prepare the agenda, contents, materials for such meeting, draft resolutions for each issue in agenda as stipulated in accordance with laws and the rules of the Company;

(c)	Determine time and venue of the meeting; and

(d)	Send meeting invitations to all Shareholders eligible for participation in the meeting.

19.3

The meeting invitations and enclosed materials must be posted on the website of the Company as well as forwarded to Shareholders. Such invitation must be sent no later than twenty one (21) days prior to the date of the meeting of the General Meeting of Shareholders (calculated from the date on which the notice is validly sent or delivered, the date on which the postal charge is paid, or the date on which the notice is put in the mailbox). In the case enclosed materials are not attached with the meeting invitation, such invitation must specify the website address in order to enable the Shareholders to access such materials.

19.4

A Shareholder or group of Shareholders referred to in Article 14.3 of this Charter has the right to propose any matter to be included in the agenda of a meeting of the General Meeting of Shareholders. The proposal must be made in writing and must be sent to the Company at least three (03) Business Days prior to the opening day of the General Meeting of Shareholders. The proposal must contain full names of the Shareholders, number and class of Shares held by them, and the items proposed to be included in the agenda.

19.5	The convenor of the General Meeting of Shareholders has the right to reject any proposal defined in Article 19.4 in the following cases:

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(a)	Such proposals are not forwarded within the specified time limit or contain incorrect or insufficient information;

(b)	The proposed matters are not within the deciding competence of the General Meeting of Shareholders; and

(c)	Other cases that are not in accordance with the applicable laws.

19.6

Any resolution of the General Meeting of Shareholders passed with one hundred (100) per cent votes shall be deemed to be valid even if the General Meeting of Shareholders was not convened in accordance with the sequence and procedures, or the items voted on were not included on the agenda.

Article 20. Conditions for conducting meeting of the General Meeting of Shareholders

20.1	A meeting of the General Meeting of Shareholders shall be conducted where it is attended by a number of Shareholders that represent more than fifty (50) percent of the voting Shares.

20.2

Where the number of attendees required is insufficient within thirty (30) minutes from the opening time of the meeting, the convenors shall cancel the meeting. The General Meeting of Shareholders must be reconvened within thirty (30) days from the intended date of holding the first General Meeting of Shareholders. The reconvened General Meeting of Shareholders shall be conducted only when the attendees represent at least thirty-three (33) per cent of the voting Shares.

20.3

Where a meeting convened for the second time is not able to be conducted due to an insufficient number of attendees required to be present within thirty (30) minutes from the opening time of the meeting, the General Meeting of Shareholders may be convened for a third time within twenty (20) days from the intended date of conducting the second meeting; and in such case, the meeting shall be conducted irrespective of the number of attending Shareholders or authorized representatives. The General Meeting of Shareholders re-convened under this Article 20.3 shall have the right to make decisions on all matters proposed to be passed at the first convened General Meeting of Shareholders.

Article 21. Procedures for conducting and voting at General Meeting of Shareholders

21.1	On the date of holding the General Meeting of Shareholders, all eligible participating Shareholders will be registered to attend the meeting.

21.2	Upon registration, participants shall be provided with voting slips for the issues to be voted in the meeting agenda.

21.3

Shareholders or authorized persons who come after the meeting opened shall be entitled to register and vote after registration. The chairman must not stop the meeting for the latecomers to register; in this case the effect of votes that have been done shall not be affected.

21.4

The Chairman of the Board of Directors shall chair meetings convened by the Board of Directors. Where he is absent or temporarily losts the ability to work, the remaining members shall elect one of them to be the chairman of the meeting. In the case none of the members may act as the chairman, the highest ranking member of the Board of Directors shall guide the General Meeting of Shareholders to elect a chairman of the meeting from participating members and the member who receives the highest number of votes shall chair the meeting.

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In other cases, the person who signed the decision to convene a meeting of the General Meeting of Shareholders shall guide the General Meeting of Shareholders to elect the chairman of the meeting, and the person who receives the highest number of votes shall chair the meeting.

21.5	The chairman has the right to decide the procedures and events arising outside the agenda of the General Meeting of Shareholders.

21.6	The chairman may delay a meeting of the General Meeting of Shareholders in accordance with the Law on Enterprises.

21.7

The person who convenes a meeting of the General Meeting of Shareholders shall have rights to require the Shareholders or authorized representatives attending the General Meeting of Shareholders to pass security check if the Board of Directors considers necessary. Where any Shareholder or authorized representative refuses the security check mentioned above, the convenor may, after careful consideration, may reject or expel such Shareholder or representative from the General Meeting of Shareholders.

Article 22. Passing resolutions of the General Meeting of Shareholders

22.1	The Shareholders’ Meeting shall have rights to pass any resolution within its competence by voting at meetings or by giving written opinions.

22.2	Subject to Article 14.4, in case of voting at meetings:

(a)

A resolution of the General Meeting of Shareholders on any of the matters stipulated in Articles 17.1 (b), (d), (e), (i), (p), (t) and (u) shall be passed when it is approved by a number of Shareholders representing at least sixty-five (65) per cent of the total voting Shares of all attending Shareholders; and

(b)

A resolution of the General Meeting of Shareholders on other matters (including appointment of members of the Board of Directors and Inspection Committee) shall be passed when it is approved by a number of Shareholders representing more than fifty (50) per cent of the total voting Shares of all attending Shareholders.

22.3

In case of giving written opinions, resolutions of the General Meeting of Shareholders shall be passed by more than fifty (50) percent of the total legitimate voting slips. Legitimate voting slips shall be those sent by the Company to the Shareholders, filled in within all required information, checked in the voting checkboxes by the Shareholders and sent back to the Company within the prescribed timeline.

Article 23. Competence and procedures for collecting written opinions of Shareholders to pass decisions of the General Meeting of Shareholders

The competence and procedures for collecting written opinions of Shareholders to adopt decisions of the General Meeting of Shareholders shall comply with the following provisions:

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23.1

The Board of Directors may collect Shareholders’ written opinions in order to pass a resolution of the General Meeting of Shareholders stipulated in Article 22.3 of this Charter at any time when it deems necessary for the interests of the Company.

23.2

The Board of Directors must prepare written opinion cards, a draft of the resolution of the General Meeting of Shareholders, and other explanatory documents for the draft decisions. These shall be sent to each Shareholder. The Board of Directors must ensure to send and announce the document to the Shareholders within a reasonable period for their review and voting and must send at least ten (10) days prior to the expiry date of receipt of written opinion forms.

23.3	The written opinion cards must contain information required by law.

23.4

Filled-in opinion cards must be signed by Shareholders being individuals or its lawful authorized representative; or by the authorized representative or the legal representative of Shareholders being organizations.

Article 24. Minutes of meeting of General Meeting of Shareholders

The chairman of the General Meeting of Shareholders meeting is responsible for filing of minutes of the General Meeting of Shareholders. The minutes of the General Meeting of Shareholders must be published on the website of the Company within twenty-four (24) hours. Prevailing language of the minutes must be Vietnamese, and the minutes must be certified by the chairman of the meeting and the secretary, and must be made in accordance with the Law on Enterprises and this Charter.

Article 25. Demand for cancellation of resolutions of General Meeting of Shareholders

Within ninety (90) days from the receipt of the minutes of a meeting of the General Meeting of Shareholders or the voting result minutes in case of collecting written opinions of Shareholders, the Shareholders or a group of Shareholders referred to in Article 14.3 of this Charter have the right to request a court or an arbitrator to consider and cancel such resolution in the following cases:

25.1.	The order and procedures for convening the concerned meeting of the General Meeting of Shareholders do not comply with the provisions of Law on Enterprises and the Charter.

25.2.	The order and procedures for issuing the decision or such decision has some contents in violation of law or the Charter.

In case a resolution of the General Meeting of Shareholders is cancelled in accordance with a decision of a Court or an Arbitrator, the convenor of a meeting of the General Meeting of Shareholders may consider re-organizing the General Meeting of Shareholders within 30 days in accordance with the sequence and procedures stipulated in the Law on Enterprises and this Charter.

VII.	THE BOARD OF DIRECTORS

Article 26. Composition and term of office of the Board of Directors members

26.1	The Board of Directors has five (05) to eleven (11) members as determined by the General Meeting of Shareholders from time to time.

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26.2

The term of office of the Board of Directors is five (05) years. The office term of each individual member shall not exceed five (05) years; members of the Board of Directors may be re-elected for unlimited times. In the case a member is elected to the Board of Directors (irrespective of being elected as a supplement or a replacement) in the middle of the term, the term of office of that new member shall be the remaining period of the term of the Board of Directors.

26.3

A Shareholder or a group of Shareholders holding ten (10) per cent or more of the total ordinary Shares shall have the right to nominate candidates to the Board of Directors. As permitted by Article 148.3 of the Law on Enterprises, members of the Board of Directors shall be elected by the General Meeting of Shareholders by way of non-cumulative voting, and subject to the voting threshold set forth in Articles 22.2 and 22.3 of this Charter. At each General Meeting of Shareholders at which members of the Board of Directors will be elected, every Shareholder entitled to vote at such meeting shall have the right to vote the number of shares owned by such Shareholder for as many candidates as there are members of the Board of Directors to be elected. A Shareholder may not allocate all of their votes to a single candidate and must vote for as many discrete candidates as there are members of the Board of Directors to be elected.

26.4

Where the number of candidates to the Board of Directors by way of nomination and self-nomination is still insufficient, the incumbent Board of Directors may nominate additional candidates or hold a nomination.

26.5	The status as a member of the Board of Directors shall be terminated in the following cases:

(a)	Such member is ineligible to be a member of the Board of Directors in accordance with the Law on Enterprises or is prohibited from being a member of a Board of Directors by law;

(b)	Such member sends a written resignation to the head office of the Company;

(c)	Such member is incapable of, or restricted from civil acts;

(d)	Such member did not attend any meeting of the Board of Directors for six (06) consecutive months without consent of the Board of Directors;

(e)	Such member is dismissed by a decision of the General Meeting of Shareholders;

(f)	Such member breaches the laws and is prosecuted by the competent State bodies; and

(g)	Such member conduct business and other transactions which caused conflicts of interest for the Company directly.

26.6

The Board of Directors may appoint another person to be a temporary member of the Board of Directors in order to fill the vacancy arising, and the new member must be approved at the nearest meeting of the General Meeting of Shareholders. Upon approval of the General Meeting of Shareholders, the appointment of such new member shall be deemed effective on the date of appointment by the Board of Directors. In the event the new member is not approved by the General Meeting of Shareholders, any resolution of the Board of Directors previously passed with that member’s voting shall remain valid and enforceable.

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26.7	The appointment of members of the Board of Directors must be announced in accordance with the Law on Securities.

26.8	Members of the Board of Directors may not be Shareholders of the Company.

Article 27. Rights and duties of the Board of Directors

27.1

Business activities and affairs of the Company must be supervised and directed by the Board of Directors. The Board of Directors is the body with full authorization to exercise all rights on behalf of the Company, excluding authorities which belong to the General Meeting of Shareholders.

27.2	The Board of Directors is responsible to supervise the Chief Executive Officer and other Managers of an Enterprise.

27.3	The Board of Directors has the following rights and duties:

(a)	To make decisions on medium term development strategies and plans, and on annual business plans of the Company;

(b)	To propose classes of Shares which may be issued and the total number of Shares of each class to be issued;

(c)	To make decision on offering of the news Shares within the number of Shares of each class which may be offered; to make decision on mobilizing capital in other manner;

(d)	To make decisions on the price of Shares, bonds and convertible securities of the Company offered for sale;

(e)	To make decision on purchasing or recovering no more than ten (10) per cent of offered Shares of each class in every twelve (12) months;

(f)

To approve contracts for purchasing, selling, borrowing, lending, contracts related to investment plans and other contracts valued at ten (10) per cent or more, but not exceeding fifty (50) per cent of the total value of assets recorded in the most recent Financial Statement of the Company; from time to time, the Board of Directors shall decide to implement, amend and terminate these contracts;

(g)

To approve the Company or any branch of the Company enters into a contract with any person stipulated in Article 167.1 of the Law on Enterprises with a value of less than thirty five (35) per cent of the total value of assets of the Company and its branch recorded in the most recent audited Financial Statements;

(h)	To appoint, dismiss or remove the Chief Executive Officer. Such dismissal must not be contrary to the contractual rights (if any) of dismissed persons;

(i)

To make decisions on the organizational structure of the Company; to make decisions on the establishment of Subsidiary companies, the establishment of branches and representative offices and the capital contribution to or purchase of Shares of other enterprises;

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(j)

To approve the program and agenda or the General Meeting of Shareholders; to convene the General Meeting of Shareholders or to conduct procedures for obtaining written opinions for the General Meeting of Shareholders to adopt its decisions;

(k)	To submit the annual audited Financial Statements to the General Meeting of Shareholders;

(l)	To propose annual dividend rates and to determine provisional dividend rates; to organize payment of dividends;

(m)	To propose the re-organization or dissolution of the Company;

(n)	To determine operational objectives on the basis of strategic objectives approved by the General Meeting of Shareholders;

(o)

To resolve claims of the Company against Managers of an Enterprise and to make decisions to select representatives of the Company to resolve issues relating to legal proceedings against such Managers of an Enterprise;

(p)	To propose the issuance of convertible bonds and securities rights which entitle owners to purchase Shares at a pre-determined price;

(q)	To report the General Meeting of Shareholders the appointment of the Chief Executive Officer by the Board of Directors;

(r)	To borrow and implement of mortgages, warranties, guarantees and payment of compensation by the Company;

(s)	Purchase or sale of shares or capital contribution in other companies established in Vietnam or overseas;

(t)

Valuation of assets contributed to the Company which are not in cash relating to the issuance of Shares or bonds of the Company, comprising gold, land use rights, intellectual property rights, technology and technological know-how;

(u)	Decision on buy-back price or on recovery of Shares of the Company;

(v)	Business issues or transactions which require approval as decided by the Board of Directors within the scope of its powers and responsibilities; and

(w)	Other rights and obligations as stipulated by the laws, the Company Charter and resolutions of the General Meeting of Shareholders.

27.4

The Board of Directors shall pass a resolution by way of voting at meetings, obtaining written opinions, or otherwise suitable for the specific circumstance and issue as determined by the Chairman of the Board of Directors. Each member of the Board of Directors shall have one vote. An affirmative written opinion of the member of the Board of Directors shall be as validity as the affirmative vote in the meeting. An affirmative written opinion shall be confirmed by the signatures of one or more members of the Board of Directors. Such written opinion shall be sent by fax or email followed by the original, and shall be filed at the office of the Company.

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27.5	Unless otherwise stipulated by laws and the Charter, the Board of Directors may authorize lower level staff and Managers of an Enterprise to handle its work on behalf of the Company.

27.6

Members of the Board of Directors (excluding the authorized representatives) shall be entitled to remuneration for their work. The remuneration for the Board of Directors shall be determined by the General Meeting of Shareholders.

27.7

The total amount paid to each member of the Board of Directors comprising remuneration, expenses, commission, right to purchase Shares and other benefits conferred by the Company, its Subsidiaries and Affiliates and other companies in which a member of the Board of Directors is the capital contribution representative must be disclosed in the annual report of the Company.

Article 28. Chairman of the Board of Directors

28.1	The Chairman of the Board of Directors may not act concurrently as the Chief Executive Officer of the Company.

28.2	The Chairman of the Board of Directors shall have the following rights and duties:

(a)	To develop working programs and plans for the Board of Directors;

(b)	To prepare or organize the preparation of the agenda, contents and materials for meetings of the Board of Directors; to convene and chair such meetings;

(c)	To arrange for the adoption of decisions by the Board of Directors in other manners;

(d)	To monitor the implementation of decisions adopted by the Board of Directors;

(e)	To chair sessions of the General Meeting of Shareholders;

(f)

To execute the record and amendment of the information on Shareholders in the Register book of Shareholder and be responsible for such executing and supervising the issuance of Share Certificates to Shareholders; and

(g)	Other rights and duties as provided by this Charter and applicable Laws.

28.3

Where the Chairman of the Board of Directors is absent, he shall authorize in writing another member to perform the duties of the Chairman of the Board of Directors at his sole discretion. In case no member is so authorized, other members shall elect by majority vote one among themselves to hold the temporary chairmanship of the Board of Directors.

28.4	Where the Chairman of the Board of Directors resigns or is removed, the Board of Directors must elect another person for replacement within ten (10) days.

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Article 29. Meetings of Board of Directors

29.1

The initial meeting of the term of the Board of Directors to elect the Chairman and adopt other decisions under its competence shall be conducted within seven (07) Business Days after the end of the election of the Board of Directors for such term. This meeting shall be convened by the member who obtains the highest number of votes. If more than one member have equal and highest number of votes, the voting members shall elect by majority vote one of them to convene the meeting of the Board of Directors.

29.2

The Chairman of the Board of Directors must convene regular meetings of the Board of Directors, and must prepare the agenda, time and venue of a meeting within at least five (05) days before the proposed date of such meeting. The Chairman may convene a meeting at any time considered necessary, but there must be at least one (01) meeting every quarter.

29.3

The Chairman of the Board of Directors shall convene an extraordinary meeting when it is deemed necessary in the interests of the Company. In addition, the Chairman of the Board of Directors must convene a meeting of the Board of Directors which shall not be delayed without a legitimate reason, when any of the following entities makes a written request stating the purpose of the meeting and the matters to be discussed:

(a)	The Chief Executive Officer or at least five (05) other Managers of an Enterprise;

(b)	At least two (02) members of the Board of Directors;

(c)	The Inspection Committee or the independent member of the Board of Directors.

29.4

Meetings of the Board of Directors stipulated in Article 29.3 must be conducted within seven (7) Business Days after the request for a meeting is made. If the Chairman of the Board does not accept to convene a meeting as requested, then the Chairman shall be liable for any loss and damage caused to the Company; the person making the request as referred to in Article 29.3 may himself/herself convene a meeting of the Board of Directors.

29.5

Where an independent auditor makes a request, the Chairman of the Board of Directors shall convene a meeting of the Board of Directors in order to discuss the audit report and the status of the Company.

29.6

Meetings of the Board of Directors shall be conducted at the registered address of the Company or at another address in Vietnam or abroad as decided by the Chairman and as agreed by the Board of Directors.

29.7

The meeting invitations of the Board of Directors must be sent to the members of the Board of Directors at least five (05) days before holding the meeting. The notice of the meeting of the Board of Directors must be in writing and in Vietnamese as the primary language, and must provide complete information about the agenda, time and venue of the meeting, accompanied by necessary documents regarding the matters to be discussed and voted on at the meeting of the Board of Directors and voting slips for the members of the Board of Directors who are unable to attend the meeting. The members not directly attending a meeting have right to vote by sending a written vote.

29.8	The invitation shall be sent by post, fax, electronic mail or other guaranteed methods to reach the address of each member of the Board of Directors as registered with the Company.

29.9

The first meeting of the Board of Directors shall be permitted to implement resolutions if at least three quarters (3/4) of the members of the Board of Directors are present in person or via their representatives (authorized representatives) or via remote votes.

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29.10

In the event the number of attending members is insufficient as stipulated, the meeting must be re-convened within seven (7) days from the proposed date of the first meeting. The re-convened meeting shall be conducted if more than half of the members of the Board of Directors attend.

29.11	Voting

(a)

Except for the case provided in Article 29.11 (b), each member of the Board of Directors or authorized representative who is present in his or her capacity as an individual at a meeting of the Board of Directors shall have one (01) vote.

(b)

A member of the Board of Directors shall not be permitted to vote on any contract, transaction or proposal in which such member or any Related Person of such member has an interest. A member of the Board of Directors shall not be included in the quorum required to be present to hold a meeting of the Board of Directors regarding resolutions on which such member does not have the right to vote.

29.12

Any member of the Board of Directors who directly or indirectly benefits from a contract or transaction signed or intended to be signed with the Company and is aware that he/she has an interest in such contract or transaction is responsible to disclose the nature and content of such interest at the meeting where the Board of Directors considers the signing of such contract or transaction for the first time. Where a member of the Board of Directors is not aware that such member and his/her Related Person has an interest at the time a contract or transaction is signed with the Company, such member must publicly announce his/her related interests at the first meeting of the Board of Directors to be held after such member becomes aware that he/she has or will have an interest in the relevant contract or transaction.

29.13

The Board of Directors shall pass decisions and issue resolutions on the basis of the consent of the majority of members of the Board of Directors present (more than fifty (50) per cent). Where the number of votes for and against is equal, then the vote of the Chairman of the Board of Directors shall be the casting vote.

29.14

A meeting of the Board of Directors may be held by way of a conference call between the members of the Board of Directors when all or a number of members are at different places, provided that each attending member is able to:

(a)	Hear each other member of the Board of Directors expressing their opinions in the meeting; and

(b)	Speak to all other attending members.

The venue of the meeting to be held in accordance with this provision shall be the venue where the group having the largest number of members of the Board of Directors gathers, or shall be the venue where the Chairman of the meeting is present if there is no such a group.

Resolutions to be passed at a meeting via telephone which is duly held and conducted shall immediately take effect after the closing of the meeting, but must be confirmed by the signatures of all attending members of the Board of Directors in the minutes.

29.15

A resolution by way of collection of written opinions shall be approved on the basis of the consent of the majority of members of the Board of Directors who have voting rights. Such resolution shall have the same effect and validity as a resolution passed by the members of the Board of Directors at a meeting which is convened and held in accordance with the normal practice.

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29.16

The Chairman of the Board of Directors is responsible to deliver the minutes of a meeting of the Board of Directors to the members. The minutes of the meeting of the Board of Directors must be prepared in Vietnamese as prevailing language and must bear the signatures of all attending members of the Board of Directors or the minutes shall be made into multiple copies and each copy shall bear the signature of at least one (01) attending member of the Board of Directors.

29.17

The Board of Directors may establish and authorize committees. When any of committees is composed in the future, a Shareholder or a group of Shareholders holding over ten (10) per cent of the total ordinary Shares within at least six (06) consecutive months shall have the right to appoint one member in each of these committees.

VIII.	THE CHIEF EXECUTIVE OFFICER AND OTHER MANAGERS OF AN ENTERPRISE

Article 30. Organization of managerial administration

The managerial system of the Company must ensure that the management team is liable to the Board of Directors and is under the leadership of the Board of Directors. The Company shall have one Chief Executive Officer, Vice Presidents, one Chief Accountant and other positions appointed by the Board of Directors.

Article 31. Appointment, removal, duties and powers of the Chief Executive Officer

31.1	The Board of Directors shall appoint or remove the Chief Executive Officer, and shall enter into a contract which specifies salary, remuneration, interests and other related terms.

31.2	The Chief Executive Officer has the following rights and responsibilities:

(a)

To implement resolutions of the Board of Directors and of the General Meeting of Shareholders, business plans and investment plans of the Company approved by the Board of Directors and the General Meeting of Shareholders;

(b)

To make decisions on all matters which do not require a resolution of the Board of Directors including the signing of financial and commercial contracts on behalf of the Company, and on the organization and operation of day-to-day business and production activities of the Company in accordance with the best management practices;

(c)

To appoint, remove and dismiss personnel in the Company; to make decisions on the number of employees, wage rate, allowances, benefits, appointment, dismissal and other term relating to their employment contracts;

(d)	To recruit employees; to make decisions on salary, allowances and bonus (if any) for employees of the Company;

(e)	The Chief Executive Officer shall annually submit a business and budget plan;

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(f)	To propose measures to improve the operation and management of the Company;

(g)	To organize the implementation of the business plans and the investment plans of the Company;
(h)	To make recommendations on methods of paying dividend and of handling loss in business; and

(i)

To carry out other activities in accordance with this Charter, the corporate governance, resolutions of the Board of Directors, the employment contract of the Chief Executive Officer and the applicable laws.

31.3

The Chief Executive Officer is responsible to the Board of Directors and the General Meeting of Shareholders for implementation of assigned duties and rights, and shall report to such authorities if so required.

IX.	INSPECTION COMMITTEE

Article 32. Members of Inspection Committee

32.1

The number of members of the Inspection Committee of the Company shall be three (03) people. The members of the Inspection Committee shall not work in the accounting and finance department of the Company and shall not be members or employees of the Auditing Firm which currently audits the Financial Statements of the Company. The Inspection Committee must have at least one (01) member who is an accountant or auditor and more than half of its members must permanently reside in Vietnam.

32.2	Members of the Inspection Committee need not be a Shareholder or the employee of the Company and have criteria and conditions as follows:

(a)	Being at least of twenty one (21) years of age, having full civil act capacity and not being prohibited from establishing and managing an enterprise as provided by Law on Enterprises;

(b)

Not being wives or husbands, fathers, adoptive fathers, mothers, adoptive mothers, children, adopted children, and blood siblings of any member of the Board of Directors, the Chief Executive Officer and other Managers of an Enterprise of the Company; and

(c)	Not acting as Managers of an Enterprise of the Company.

32.3

The Inspection Committee shall appoint one (01) member to act as the Head. The Head of the Inspection Committee must have specialized accounting qualifications. The Head of the Inspection Committee has the following rights and responsibilities:

(a)	To convene meetings of the Inspection Committee;

(b)	To request the Board of Directors, the Chief Executive Officer and other Managers of an Enterprise to provide relevant information in order to report to the Inspection Committee; and

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(c)	To prepare and sign reports of the Inspection Committee after consulting the Board of Directors, and to submit the same to the General Meeting of Shareholders.

32.4	A Shareholder or a group of Shareholders holding ten (10) per cent or more of the total ordinary Shares shall have the right to nominate candidates to the Inspection Committee.

32.5

Where the number of candidates for the Inspection Committee by way of nomination and self-nomination is still insufficient as required, the incumbent Inspection Committee may nominate additional candidates or hold a nomination.

32.6

As permitted by Article 148.3 of the Law on Enterprises, members of the Inspection Committee shall be elected by the General Meeting of Shareholders by way of non-cumulative voting, and subject to the voting threshold set forth in Articles 22.2 and 22.3 of this Charter. At each General Meeting of Shareholders at which members of the Inspection Committee will be elected, every Shareholder entitled to vote at such meeting shall have the right to vote the number of shares owned by such Shareholder for as many candidates as there are members of the Inspection Committee to be elected. A Shareholder may not allocate all of their votes to a single candidate and must vote for as many discrete candidates as there are members of the Inspection Committee to be elected. The term of office of the Inspection Committee is five (05) years, the office term of each individual member of the Inspection Committee shall not exceed five (05) years; members of the Inspection Committee may be re-appointed for unlimited times. In the event a member is elected to the Inspection Committee (irrespective of being elected as a supplement or a replacement) in the middle of the term, the term of that new member shall be the remaining period of the term of the Inspection Committee.

32.7	The status as a member of the Inspection Committee shall be terminated in the following cases:

(a)	Such member is prohibited from being a member of the Inspection Committee by laws;

(b)	Such member sends a written resignation to the head office of the Company;

(c)	Such member is incapable for civil acts;

(d)	Such member is absent and does not attend the meetings of the Inspection Committee for six (06) consecutive months without approval of the Inspection Committee;

(e)	Such member is dismissed from the position of the member of the Inspection Committee by a decision of the General Meeting of Shareholders.

Article 33. Inspection Committee

33.1	The Inspection Committee has the following rights and responsibilities:

(a)

To supervise the Board of Directors and the Chief Executive Officer in the management and administration of the Company; be responsible to the General Meeting of Shareholders for the performance of its assigned duties;

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(b)

To inspect the lawfulness, legality, truthfulness and prudence in the management and administration of business activities and in the organization of statistics and accounting work and the preparation of Financial Statements;

(c)	To evaluate reports on business activities, annual Financial Statements and reports on evaluation of the management of the Board of Directors;

(d)

To submit reports on evaluation of the Financial Statements, and reports on annual business activities of the Company, and to submit reports on evaluation of the management of the Board of Directors to the General Meeting of Shareholders at its annual meeting;

(e)

To review accounting books and other documents of the Company, and the management and administration activities of the Company at any time it deems necessary or pursuant to a resolution of the General Meeting of Shareholders, or as required by a Shareholder or group of Shareholders holding five (05) percent or more of the total number of ordinary Shares of the Company. The investigation of the Inspection Committee may not disrupt the normal activities of the Board of Directors and shall not interrupt the administration of the day-to-day business operation of the Company;

(f)

To recommend the changes and improvements of the organizational structure, management and administration of the business operation of the Company to the Board of Directors or the General Meeting of Shareholders;

(g)

Upon discovering that a member of the Board of Directors or the Chief Executive Officer is in breach of the obligations as a Manager of the Company stipulated in applicable laws and this Charter, to promptly give notification in writing to the Board of Directors and request the offender to cease the breach and remedy any consequence; and

(h)	To exercise other rights and duties as stipulated by applicable laws and resolutions of the General Meeting of Shareholders.

33.2

Members of the Board of Directors, the Chief Executive Officer and other Managers of an Enterprise shall provide all information and documents relating to the operations of the Company at the request of the Inspection Committee.

33.3	The remuneration of the members of the Inspection Committee shall be decided by the General Meeting of Shareholders.

X.	DUTIES OF MEMBERS OF THE BOARD OF DIRECTORS, MEMBERS OF INSPECTION COMMITTEE, THE CHIEF EXECUTIVE OFFICER AND OTHER MANAGERS OF AN ENTERPRISE

Article 34. Responsibility to be prudent

Members of the Board of Directors, members of the Inspection Committee, the Chief Executive Officer and other Managers of an Enterprise are responsible to perform their duties including duties in the capacity as a member of a sub-committee of the Board of Directors, if any, in an honest manner for the best interests of the Company and with the degree of prudence which a prudent person shall have in order to fulfil his respective positions under similar circumstances.

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Article 35. Responsibility to be honest and to avoid conflicts of interest

35.1

Members of the Board of Directors, members of the Inspection Committee, the Chief Executive Officer and other Managers of an Enterprise are not permitted to use business opportunities profitable to the Company for personal purposes; and are concurrently not permitted to use information obtained by virtue of their positions for their personal interests or for the interests of other organizations or individuals.

35.2

Members of the Board of Directors, members of the Inspection Committee, the Chief Executive Officer and other Managers of an Enterprise are obliged to notify the Board of Directors of any interest which may conflict with the interests of the Company and which they may be entitled to via other economic legal entities, transactions or individuals.

35.3

The Company shall not provide any loan or guarantee to any member of the Board of Directors, any member of the Inspection Committee, the Chief Executive Officer, other Managers of an Enterprise and their Related Persons or legal entities in which the above-mentioned persons have financial interests, except where such loan or guarantee has been approved by the General Meeting of Shareholders.

35.4

A contract or transaction between the Company and one or more members of the Board of Directors or of the Inspection Committee, the Chief Executive Officer, other Managers of an Enterprise or their Related Persons, or a company, partner, association or organization of which a member of the Board of Directors or of the Inspection Committee or other Managers of an Enterprise or their Related Persons are members or are involved in terms of financial interests shall be valid in the following cases:

(a)

With respect to a contract with a value of less than thirty five (35) per centof the total assets recorded in the most recent Financial Statements, the important factors regarding the contract or transaction as well as relations and interests of a Managers of an Enterprise or member of the Board of Directors have been reported to the Board of Directors. At the same time, the Board of Directors permitted to implement such contract or transaction honestly by majority of votes for of members of the Board of Directors who do not have any related interest;

(b)

With respect to a contract with a value of thirty five (35) per cent or more of the total assets recorded in the most recent Financial Statements, the important factors regarding the contract or transaction as well as relations and interests of a Manager of an Enterprise or member of the Board of Directors have been disclosed to the General Shareholders who do not have any related interest and have the voting right with respect to such matter, and such General Shareholders have voted in favour of such contract or transaction;

(c)

Such contract or transaction is considered as fair and reasonable by an independent consultancy organization and in any respect relating to the Shareholders of the Company at the time such transaction or contract is permitted to be executed by the Board of Directors or a committee of the Board of Directors or the Shareholders.

Members of the Board of Directors, members of the Inspection Committee, the Chief Executive Officer, other Managers of an Enterprise and their Related Persons shall not use information of the Company which has not yet been permitted to be disclosed, or shall not disclose information to others in order to implement related transactions.

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Article 36. Responsibilities for loss and compensation

36.1

Members of the Board of Directors, members of the Inspection Committee, the Chief Executive Officer and other Managers of an Enterprise who breach their obligations and responsibilities for honesty and prudence or fail to fulfil their obligations with due diligence and professional capability shall be responsible for any loss and damage caused by their breach.

36.2

The Company shall pay compensation to any person who has been, is or is likely to become a related party in a claim, suit or legal proceeding (including civil and administrative cases other than those initiated by the Company) if such person was or is a member of the Board of Directors, Manager of an Enterprise, an employee or a representative authorized by the Company, provided that such person acted honestly, prudently and diligently in the best interests or not against the best interests of the Company on the basis of compliance with law and that there is no evidence that such person committed a breach of his/her responsibilities.

36.3

The expenses for compensation shall be comprised of expenses arising (including legal fees), judgement expenses, fines and payables actually arising or deemed reasonable when dealing with such cases within the framework permitted by law. The Company may purchase insurance for such persons in order to cover for the above risks.

XI.	RIGHT TO INVESTIGATE BOOKS AND RECORDS OF COMPANY

Article 37. Right to investigate books and records

37.1

A Shareholder or group of Shareholders holding five (05) per cent or more of the total ordinary Shares, in person or via an authorized representative, may send a written request to inspect the list of Shareholders and meeting minutes of the General Meeting of Shareholders and to copy or extract such records during business hours at the office of the Company. A request for inspection made by the authorized representative of a Shareholder must be accompanied by a power of attorney of the Shareholder represented by such person or a notarized copy of such power of attorney.

37.2

Members of the Board of Directors, members of the Inspection Committee, the Chief Executive Officer and other Managers of an Enterprise have the right to inspect the Register book of Shareholders of the Company, the list of Shareholders and other books and records of the Company for the purposes relating to their positions, provided that such information must be kept confidential.

37.3

The Company shall file this Charter, its amendments, the Enterprise Registration Certificate, any rules, documents proving ownership of assets, resolutions of the General Meeting of Shareholders and of the Board of Directors, meeting minutes of the General Meeting of Shareholders and of the Board of Directors, reports of the Board of Directors, reports of the Inspection Committee, annual Financial Statements, accounting books and any other documents in accordance with law at the head office or business locations.

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XII.	PROFIT DISTRIBUTION

Article 38. Profit distribution

38.1

The General Meeting of Shareholders shall decide the rate of dividends to be paid and the method of annual dividend payment from profits of the Company, or not paying the dividends and using for other purposes.

38.2	In accordance with the Law on Enterprises, the Board of Directors may decide to advance mid-term dividends if it is considered that such payment aligns with profitability of the Company.

38.3	The Company shall not pay interest on payments of dividends or on payments relating to any class of Shares.

38.4	The Board of Directors may request the General Meeting of Shareholders to approve payment of dividends in whole or in part by Shares.

38.5

Pursuant to the Law on Enterprises, the Law on Securities, the Board of Directors shall approve a resolution determining a specific date to close the list of Shareholders. Based on such date, any person who has registered as a Shareholder or owner of other securities shall be entitled to receipt of dividends, Share Certificates, notices or other documents.

38.6	Other matters relating to profit distribution shall be implemented in accordance with laws.

XIII.	BANK ACCOUNTS, RESERVES, FISCIAL YEAR AND ACCOUNTING SYSTEM

Article 39. Bank accounts, Reserves

39.1	The Company shall open bank accounts at Vietnamese banks or foreign banks permitted to operate in Vietnam.

39.2	In necessary cases, the Company may open an offshore bank account in accordance with laws.

39.3

After tax and other financial obligations have been fulfilled, and other due property obligations have been paid off, the Company shall appropriate funds in accordance with laws and the resolutions of the General Meeting of Shareholders.

Article 40. Fiscal Year

The Fiscal Year of the Company shall commence from the 1 January and shall end on 31 December each year.

Article 41. Accounting standards

41.1	The accounting standards used by the Company shall be Vietnamese Accounting (VAS) or other accounting standards approved by the Ministry of Finance.

41.2

The Company shall prepare accounting books in Vietnamese. The Company shall file the accounting records in accordance with the form of business activities conducted by the Company. Such records shall be accurate, updated, systematic and sufficient to prove and explain the transactions of the Company.

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41.3	The Company shall use Vietnam Dong (or freely convertible foreign currency if approved by the competent state body) as the currency in accounting.

XIV.	ANNUAL REPORTS, RESPONSIBILITIES FOR DISCLOSURE OF INFORMATION AND PUBLIC ANNOUNCEMENT

Article 42. Financial Statements

42.1

The Company must prepare annual Financial Statements in accordance with law and the regulations of the State Securities Commission and such statements must be audited. Within ninety (90) days from the end of each Fiscal Year, the Company must submit the annual Financial Statements to the competent tax office, the State Securities Commission, and the business registration body.

42.2

Annual Financial Statements must contain a report on the results of business activities which reflects the profit and loss of the Company in a Fiscal Year in a true and fair manner, a balance sheet which reflects truthfully and fairly the operational situation of the Company as at the time of preparing the statements, a cash flow report and explanatory notes to the Financial Statements.

42.3	Audited Financial Statements (including the auditor’s opinions) of the Company shall be made public in accordance with applicable law.

Article 43. Annual reports

The Company must prepare and make public its annual reports in accordance with the Law on Securities.

XV.	AUDITING THE COMPANY

Article 44. Auditing

44.1

The annual General Meeting of Shareholders shall appoint an Auditing Firm or shall approve the list of independent auditing companies and authorize the Board of Directors to decide to select one of such companies to conduct the audit of the Company for the next Fiscal Year on the basis of the terms and conditions as agreed with the Board of Directors. The Company must prepare and send the annual Financial Statements to the Auditing Firm after the end of a Fiscal Year.

44.2

The Auditing Firm shall inspect, certify and make a report on the annual Financial Statements which reflects the income and expenditure of the Company, and shall prepare an audit report and submit the same to the Board of Directors within three (03) months from the end of a Fiscal Year.

XVI.	SEAL

Article 45. Seal

45.1	The seal must be engraved in accordance with laws.

45.2	The Company shall use and manage the seal in accordance with the applicable laws.

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XVII.	TERMINATION OF OPERATION AND LIQUIDATION

Article 46: Division, separation, merger, consolidation, conversion of the Company

The Company shall implement the procedure of its division, separation, merger, consolidation, conversion in accordance with applicable laws.

Article 47. Termination of operation

The Company may be dissolved or terminated in the following cases:

(a)	The Company is announced bankruptcy by a competent Court in accordance with applicable laws; or

(b)	The Company is early dissolved as decided by the General Meeting of Shareholders; or

(c)	Other cases as stipulated by laws.

Article 48. Liquidation

48.1

At least six (06) months prior to expiry of the Duration of Operation of the Company, the Board of Directors shall establish a liquidation committee consisting of three (03) members, in which two (02) members shall be appointed by the General Meeting of Shareholders and one (01) member shall be appointed by the Board of Directors from an independent auditing company.

48.2

The liquidation committee is responsible to report its date of establishment and date of commencement of operation to the business registration body. From such point of time, the liquidation committee shall represent the Company in all work relating to the liquidation towards a Court and administrative bodies.

48.3	Proceeds from the liquidation shall be disbursed in the following order:

(a)	Expenses for liquidation;

(b)	Wages and insurance costs for employees;

(c)	Taxes and other items payable to the State;

(d)	Loans (if any);

(e)	Other debts of the Company.

Residual upon payment of the debts stated in (a) to (e) above shall be distributed to Shareholders. The payment of preference Shares, if any, shall be given priority.

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XVIII.	INTERNAL DISPUTE RESOLUTION

Article 49. Internal dispute resolution

49.1

Where a dispute or a claim relating to the operation of the Company or to the rights and obligations of Shareholders stated in the Charter of the Company, the Law on Enterprises, other laws or administrative regulations between:

(a)	A Shareholder and the Company; or

(b)	A Shareholder and the Board of Directors, the Inspection Committee, the Chief Executive Officer or the Senior Managers of an Enterprise.

The relevant parties shall attempt to resolve such dispute by way of negotiation and mediation. Except where such dispute involves the Board of Directors or the Chairman of the Board of Directors, the Chairman shall preside over resolution of the dispute and shall require each party to present the real factors relating to the dispute within thirty (30) Business Days from the date of the dispute arising. If the dispute involves the Board of Directors or the Chairman of the Board of Directors, any party may require the Board of Directors to appoint an independent expert to act as an Arbitrator during the course of dispute resolution.

49.2

If a decision on reconciliation is not made within six (06) weeks from the beginning of the mediation process or if the decision of the intermediary is not accepted by the parties, then any party may refer such dispute to arbitration for final settlement.

49.3	The parties shall bear their own costs relating to procedures for negotiation and mediation. The payment of court expenses shall be made in accordance with the award by the Court.

XIX.	AMENDMENT TO THIS CHARTER

Article 50. Amendment to the Charter

50.1	Any supplement, amendment to this Charter must be considered and decided by the General Meeting of Shareholders.

50.2

Where any provision of law relating to the operation of the Company has not been mentioned in this Charter or where any new provision of law is different from the terms of this Charter, such provision of law shall automatically apply, and shall govern the operation of the Company.

XX.	VALIDITY

Article 51. Validity

The Amended Charter comprises twenty (20) Chapters and fifty-one (51) Articles that adjusts and replaces the old Charter passed by the General Meeting of Shareholders of VNG Corporation on 30 June 2016, as amended on 24 May 2018 and 23 July 2018. This Amended Charter was passed by the General Meeting of Shareholders of VNG Corporation on 24 Jun 2022.

The issues relating to the rights of shareholders from time to time which are not stated in this Amended Charter shall be governed by the then-effective agreements between the Company and the shareholders and/or among the shareholders (“Specific Agreements”).

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In the event of any discrepancy between the provisions of this Amended Charter and the Specific Agreements, the relevant provisions of the Specific Agreements shall prevail. Provided that such provisions of the Specific Agreements still remain effective, the Company shall resolve the aforementioned issues in accordance with the Specific Agreements.

This Amended Charter is made in four (04) copies (in the English and Vietnamese languages), each with the same validity, of which:

(a)	Two (02) copies shall be registered with the business registration body and the State Securities Committee; and

(b)	Two (02) copies shall be kept at the office of the Company.

Copies or extracts of the Charter of the Company shall be valid when they bear the signature of:

(a)	The Chairman of the Board of Directors; or

(b)	At least two (02) members of the Board of Directors; or

(c)	The legal representative; or

(d)	The authorized representative of the legal representative.

VNG CORPORATION

LEGAL REPRESENTATIVE

CHIEF EXECUTIVE OFFICER

LE HONG MINH

APPENDIX 1

According to the initial Enterprise Registration Certificate of VNG initially issued on 9/9/2004

No	Name of the Founder	Nationality	Permanent address	Number of Share

1	LE HONG MINH	Vietnamese	260 Dien Bien Phu, Ward 4, District 3	262.500

2	CAO TOAN MY	Vietnamese	476/234A 1/6 Au Co, Ward 10, Tan Binh District	75.000

3	TRINH BAO	Vietnamese	5B Dinh Bo Linh, Ward 5, Binh Thanh District	75.000

4	NGUYEN THANH BINH	Vietnamese	191B Doan Hoang Vinh, Ward 5, Ben Tre Town, Ben Tre province	37.500

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